Exhibit 21.1

Subsidiaries of MISCOR Group, Ltd.

Name	Jurisdiction of Organization
Magnetech Industrial Services, Inc.	Indiana
Martell Electric, LLC	Indiana
HK Engine Components, LLC	Indiana
Ideal Consolidated, Inc.	Indiana
American Motive Power, Inc.	Nevada